Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of M Fund, Inc. and to the use of our report dated February 16, 2010 on the financial statements and financial highlights of Brandes International Equity Fund, M Large Cap Growth Fund, Frontier Capital Appreciation Fund and Business Opportunity Value Fund, each a series of shares of M Fund, Inc. Such financial statements and financial highlights appear in M Fund, Inc.’s 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 27, 2010